Exhibit 99.2

LIFE PARTNERS’ CHAIRMAN
COMMENTS ON MARKET ACTIVITY

Waco, TX (May 16, 2007) - Brian D. Pardo, Chief Executive Officer of Life Partners Holdings, Inc. (NASDAQ GM: LPHI) commented today on the recent increase in market activity for the Company’s common stock.

“Over the past 30 days, we’ve seen the closing price for our stock increase dramatically from $12.35 to $18.86 last Friday while this time last year, our stock price was only $5.57. In addition, our average daily volume over the past three months has increased to 41,000, so it’s clear to see that we’ve made substantial progress over the past year and the market recognizes that. While there may have been some profit taking yesterday, we feel the increase in our market capitalization is due to the outstanding increases in our net income and other key financial results, which we have previously announced. In response to recent inquiries from shareholders, the Company is unaware of any reason for yesterday’s decline in price and we expect our results of operations to remain in line with our previous announcement and analyst predictions.”

Life Partners will file its Form 10-KSB detailing the Company’s results over the past fiscal year on or about May 28, 2007.

About the Company: Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, known as “life settlements.” Since its inception, Life Partners has generated a total business volume of over $770 million in face value of policies for its worldwide client base of over 15,000 high net worth individuals and institutions.

Visit our website at: www.lphi.com

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, and the value of our new contract signings, backlog and business pipeline, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-KSB. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com